AGREEMENT TO LEASE NORTHERN LIGHTS BINGO
FACILITY AND EQUIPMENT

         This AGREEMENT TO LEASE NORTHERN LIGHTS BINGO FACILITY AND EQUIPMENT ("LEASE") is executed and made effective this _1_ day of November, 2002, between Alaska Bingo Supply, Inc. ("Lessor"), and JJ Powers Public Relations, Inc. ("Lessee"). Lessor and Lessee are collectively referred to herein as "Parties."

RECITALS

         A. Lessor holds the legal right to possess and control that certain building space located at 703 W. Northern Lights Blvd, Anchorage, Alaska, that is commonly referred to as "Northern Lights Bingo" (hereinafter "NLB" or "Premises") and is approximately 40,000 square feet of usable space excepting that space used for a snack bar concession and that space used for vending machine location.

         B. Lessor owns all of the fixtures, furniture and equipment (collectively "NLB Equipment") located inside NLB, and a list of NLB Equipment is identified in Exhibit "A" to this LEASE.

         C. Lessee desires to lease NLB, NLB Equipment and use of the NLB name and logo for the purpose of operating a lawful gaming enterprise.

         D. Lessor is willing to enter into such a lease in consideration for monthly rent and other conditions set forth below.

TERMS OF LEASE

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. Scope of Leasehold. Upon execution of this LEASE, Lessee shall take possession of, and become responsible for, NLB and NLB Equipment. Lessee shall also be authorized to use the name "Northern Lights Bingo" for any lawful purpose associated with the business activity that is conducted pursuant to this LEASE.

         2. Term of Lease. The Parties shall become bound by the terms of this LEASE upon execution, but the actual period of this LEASE is for a term of one (1) year commencing upon January 1, 2003 ("Effective Date").

         3. Option to Extend Lease. Lessee shall have the right to extend this LEASE for one additional one (1) year term ("First Extension") provided that Lessee shall present written notice to Lessor of the intent to renew at least ninety (90) days prior to the termination of the LEASE. Lessee shall have the right to extend this Lease for a second one (1) year term ("Second Extension") provided that Lessee shall present written notice to Lessor of the intent to renew at least ninety (90) days prior to the termination of the First Extension.

         4.          Monthly Rent. Lessee shall pay on the first day of each month as rent under this LEASE the sum of the following:

         4.1. Base Rent. Lessee shall pay a base rent for the use and enjoyment of NLB and NLB Equipment in the amount of Forty Thousand Dollars ($40,000.00) each month to Lessor for that month of the leasehold. Base Rent is due on the first day of each month and is subject to Adjustment as defined below.

         4.2. CPI Adjustment. The Base Rent is subject to adjustment ("Adjustment") from time to time. The Base Rent Adjustment shall be identical to the actual amount that Lessor's own rent is adjusted by changes in the consumer price index ("CPI") every twenty four (24) months. In no event shall any single Adjustment exceed 1.5% of the annual Base Rent.

         5. Security Deposit. Prior to taking occupancy of the leasehold, Lessee shall deliver to Lessor an amount equal to Base Rent for one month as a security deposit ("Deposit"). Lessee authorizes Lessor to take possession of the Deposit from funds that Lessee shall advance to Sue Griffin prior to the Effective Date. The Deposit shall be available to offset or partially offset any damages caused by Lessee's default of this LEASE. The Deposit, or that portion of the Deposit that remains after offsetting damage, shall be returned to Lessor within thirty (30) days of termination of the LEASE.

         6. Maintenance Obligations. The Parties shall assume responsibility for maintenance and repair of the leasehold as follows:

         6.1 General Maintenance. Lessee shall be responsible for daily maintenance of NLB and the facilities located within NLB. Lessee agrees to use reasonable and customary care in properly maintaining NLB during the LEASE. Lessee shall be responsible for ordinary repair and service of NLB and Lessee agrees to promptly enact any ordinary repair and/or service that is required to keep NLB in good working order. Lessor shall be responsible for maintaining NLB Equipment and Lessor shall have the right to enter NLB to inspect and/or maintain NLB Equipment. Lessee agrees to promptly notify Lessor of any change in the working condition of any item of NLB Equipment.

         6.2 Mechanical Repairs. Lessor shall be responsible for making all repairs to electrical, plumbing, and HVAC (collectively "mechanical") systems that are currently installed and operating in the leasehold. In the event that mechanical are required, Lessor shall arrange for those repairs to be occur within 48 hours of being notifed of the need for repair by Lessee. In the event that Lessor fails to arrange for mechanical repairs within 48 hours of notice, Lessee shall be entitled to arrange and pay for the noticed repairs and shall be entitled to offset Base Rent by the reasonable cost of those repairs.

         7. Lessor's Uninterrupted Ownership of Intellectual Property. All patents, trademarks, copyrights and any other form of legal protection or right to legal protection that affects or pertains to Lessor, NLB or NLB Equipment, and all information, regardless of the manner in which it is recorded or stored, that pertains to marketing materials or strategies associated with Lessor or NLB, all contracts and/or orders for the commercial purchase and/or delivery of Lessor's products, and all business contacts, trade information and institutional knowledge of Lessor, is considered the intellectual property ("Intellectual Property") of Lessor. This LEASE does not impair or compromise Lessor's exclusive right to hold and maintain its Intellectual Property and Lessee may not copy, distribute or use Lessor's Intellectual Property except pursuant to the provisions of this LEASE.

         8. Indemnification. Lessee warrants that it is not subject to any contractual, tort or other legal liability, including any investigation by any agency of the state of Alaska, that has not been disclosed in writing to Lessor. IN THE EVENT THAT A THIRD PARTY SHOULD FILE A CLAIM OR CIVIL ACTION AGAINST LESSEE OR LESSOR FOR ANY CAUSE OF ACTION THAT ARISES FROM THE CONDUCT OR NEGLIGENCE OF LESSEE, THEN LESSEE SHALL INDEMNIFY LESSOR AGAINST THAT CLAIM OR CIVIL ACTION AND SHALL ASSUME RESPONSIBILITY FOR PAYMENT OF ALL LEGAL FEES ASSOCIATED WITH DEFENDING AGAINST THAT CLAIM OR CIVIL ACTION. In the event that conduct or negligence of Lessee results in loss or damage to Lessor, then Lessee shall indemnify Lessor for that loss or damage. Nothing herein shall be construed as making Lessee liable to defend and indemnify Lessor for Lessor's own wrongful conduct.

         9. Default and Notice of Default. Any violation of any term of this LEASE shall be considered a default ("Default") of this LEASE. In the event that Lessee defaults on this LEASE, Lessor shall provide Lessee with written notice of the Default ("Default Notice") and shall identify the nature of Lessee's Default. Lessee shall then have thirty (30) days ("Notice Period") to cure the Default and provide notice of the cure to Lessor. If Lessee does not cure the Default to Lessor's satisfaction within the Notice Period, Lessee shall vacate the leasehold on the 31st day after Default Notice and the cumulative rent due under the remaining term of this LEASE shall accelerate and become due in full on that date.

         10. Lessee's Right to Cure. In the event that Lessor defaults in its own obligations to the owner of 703 N. Lights Boulevard, then Lessor shall provide notice of that default to Lessee. Lessee shall then have right, but not the obligation, to cure Lessor's default and seek compensation or offset for the cost of the cure from Lessor.

         11. Cancellation of Lease. In the event that the state of Alaska enacts legislation that prohibits bingo gaming, this LEASE shall be cancelled and the Parties shall be relieved from any further performance under this LEASE.

         12. Lessee's First Right of Refusal for Snack Bar Concession. In the event that the current commercial food and refreshment service concessionaire at NLB terminates its lease, then Lessee shall have the right, but not the obligation, to enter into a lease for that concession.

         13. Succession by Lessee's Representative. In the event that Jack Powers dies or is no longer able to supervise Lessee, then Chuck Rankin shall have the right, but not the obligation, to continue the LEASE as lessee's representative. In no event, however, shall the estate of Jack Powers be held liable for obligations of this LEASE.

         12. Mediation and Arbitration. The Parties agree to submit all disputes between them to mediation before a mutually agreed upon mediator in the State of Alaska. The Parties shall bear their own costs in any mediation. In the event that mediation fails to resolve the dispute, then the Parties shall enter into binding arbitration before a mutually agreed upon arbitrator who will apply the arbitration rules of the American Arbitration Association. The parties agree that mediation and arbitration are the exclusive legal means of resolving a dispute between them except for the Parties' ability to seek and obtain injunctive relief in the courts pursuant to paragraph 11.1 below.

         12.1 Injunctive Relief. In the event that a default of this LEASE results in immediate and ongoing irreversible damage to the non-defaulting party, the Parties acknowledge that mediation and arbitration may not be adequate remedies; and accordingly, in that situation paragraph 11 does not preclude a non-defaulting party from seeking injunctive relief in the courts. The Parties hereby grant to each other the right to the injunctive remedies of the courts, including but not limited to, remedies of temporary restraining orders, preliminary injunction and specific performance where appropriate.

         12.2 Attorneys' Fees and Other Expenses and Costs upon Default. If a default occurs in the performance of the obligations of any party to this LEASE, reasonable attorneys' fees, expenses and costs incurred in arbitration and/or court proceedings pursued to enforce the terms of this LEASE shall be awarded to the prevailing party in said proceedings. The costs associated with mediation shall be an exception to this paragraph 11.2.

         13. Notices. All notices required or permitted under the terms of this LEASE shall be deemed complete upon personal delivery, or upon deposit in first-class U.S. Mail with postage prepaid for certified mail, return receipt requested, addressed as follows:

Notices to Lessee:

JJ Powers Public Relations, Inc.
Attn: Jack Powers
P.O. Box 241113
Anchorage AK, 99524

Notices to Lessor:

Alaska Bingo Supply, Inc.
3707 Woodland Drive, #3
Anchorage, Alaska 99517;

With copies to:

Joseph E. Wrona
Wrona, Fitlow & Easterly, P.C.
1816 Prospector Ave., Suite 100
Park City, UT 84060

The above notice addresses may be changed from time to time by the party to receive the notice, provided written notice to the other parties, in the manner set forth herein, of a new or corrected address.

         14. Time of the Essence. Time is of the essence in this LEASE.

         15. Final LEASE, Amendment. This LEASE sets forth the final LEASE of the parties hereto concerning the subject matter of this LEASE. All prior negotiations, oral leases and written lease, if any, concerning the subject matter of this LEASE are superseded and replaced by this LEASE. This LEASE may not be amended except by a written instrument signed by all parties hereto.

         16. Recitals Incorporated in Lease. The Recitals set forth at the beginning of this LEASE are intended to be true and correct statements of fact and material representations of the parties hereto, and said recitals are, therefore, incorporated into the Terms of LEASE set forth herein, and are an integral and material part of this LEASE.

         17. Integration. It is agreed and understood that this LEASE contains all leases, promises and understandings between the Parties and that no verbal or oral leases, promises, representations or understandings shall be binding upon the Parties in any dispute, controversy or proceeding at law, and any addition, variation or modification to this LEASE shall be void and ineffective unless made in writing signed by the Parties. In the event any provision of the LEASE is found to be invalid or unenforceable, such finding shall not affect the validity and enforceability of the remaining provisions of this LEASE. The failure of either Party to insist upon strict performance of any of the terms or conditions of this LEASE or to exercise any of its rights under the LEASE shall not waive such rights and such Party shall have the right to enforce such rights at any time and take such action as may be lawful and authorized under this LEASE, either in law or in equity.

         18. Assignment. This LEASE may be sold, assigned or transferred by Lessor without any approval or consent of Lessee. This LEASE may not be assigned by Lessee without the express written consent of Lessor, which shall not be unreasonably withheld. In the event that this LEASE is transferred, the terms of this LEASE shall not be modified in any way by that transfer.

         19. Binding on Successors and Assigns. This LEASE, including all of its covenants, promises and obligations shall be binding on, and inure to the benefit of the successors and assigns of the parties hereto.

         20. Governing Law. This LEASE and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Alaska. Jurisdiction and venue shall be in Anchorage, Alaska.

BY THEIR SIGNATURES BELOW, the parties hereto commit themselves to terms set forth in this LEASE as of this 1st day of November, 2002.

   (s) Jerry Lewis
By: Jerry Lewis
President/Chief Executive Officer
Alaska Bingo Supply, Inc.

  (s) Jack Powers
By: Jack Powers
President/Chief Executive Officer
JJ Powers Public Relations, Inc.